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                                                                    EXHIBIT 99.1
For Immediate Release

Contact:
Brad Poynter
NEON Systems, Inc.
281.491.4200
brad.poynter@neonsys.com

           NEON SYSTEMS ANNOUNCES OPTION TO ACQUIRE SCALABLE SOFTWARE
  Louis R. Woodhill and James R. Woodhill appointed to NEON Board of Directors

     SUGAR LAND, Texas -- December 21, 2001 -- NEON Systems, Inc. (Nasdaq:
NESY), a leading provider of data access, legacy renewal, and OS/390 utility solutions, today announced that it had entered into a non-binding term sheet to be granted a two-year option to acquire Scalable Software, Inc., a privately held Houston-based provider of client effectiveness management tools for Windows networks. This term sheet reflects a revision by NEON Systems and Scalable Software of NEON Systems' previously announced plan to acquire Scalable Software.

     In addition, NEON Systems also announced that Louis R. Woodhill, its Chief Executive Officer, and James R. Woodhill have been appointed to the Board of Directors of NEON Systems. Prior to starting Scalable Software in 1999, Louis Woodhill was a co-founder of Mission Critical Software, Inc., a leading provider of e-business infrastructure management software that went public in August 1999 and merged with NetIQ Corporation in May 2000. Louis Woodhill is also a founder and chairman of the board of Configuresoft, Inc., a Colorado-based software company that provides configuration management solutions for Windows NT networks and he currently continues to serve as the Chief Executive Officer of Scalable Software. Louis Woodhill received a BS degree in Mechanical Engineering in 1970. Jim Woodhill was a co-founder of MVS Software, Inc., a successful mainframe software company that ultimately became part of Computer Associates.

     In connection with the Option to acquire Scalable Software, NEON Systems has agreed to provide bridge financing of up to $5,500,000, in addition to the $3,500,000 previously loaned to Scalable Software that is secured by personal guarantees from John Moores, Louis R. Woodhill and James Woodhill. The aggregate financing has a 36-month term and will not bear interest during the term of the two-year option to acquire Scalable Software. After the expiration of the option, the loan will bear interest at the prime rate plus two percentage points. The aggregate loan amount will be secured by all of the intellectual property rights of Scalable Software.

     The term sheet provides that NEON Systems may exercise the option to acquire Scalable Software at any time during the two-year term, subject to provisions that would require NEON Systems to exercise its option within a 30-day window under certain circumstances or forfeit the option. If NEON Systems exercises the option and acquires Scalable Software, each of the approximately 19,400,000 outstanding shares of common stock of Scalable Software would be converted into approximately 0.135 of a share of NEON Systems common stock and outstanding options and warrants to purchase approximately 3,000,000 shares of common stock of Scalable Software would become options and warrants to purchase common stock of NEON Systems on the same conversion basis.

     The transaction is subject to the negotiation and execution of definitive documentation. As previously disclosed, several members of NEON's board of
directors have a financial interest in Scalable Software.   Prior to NEON
Systems exercising the option to acquire Scalable Software, the negotiated terms of the proposed acquisition would be reviewed by a special committee of the board of directors of NEON Systems, composed solely of directors who have no interest in Scalable Software, and NEON would seek to obtain a fairness opinion regarding the transaction from a financial advisory firm. The acquisition of Scalable Software will require approval of the stockholders of NEON Systems and the NEON Systems board of directors.

                               ABOUT NEON SYSTEMS

NEON Systems, Inc. (Nasdaq: NESY) is a leading provider of data access and legacy renewal solutions, providing direct, transparent access to mainframe data, transactions, and applications; and OS/390 subsystem management solutions. Today, more than 40% of the Fortune 100 are using NEON Systems solutions. The NEON Systems Shadow(R) Solution provides open access and integration of mission-critical data and transactions residing in OS/390 environments. NEON's OS/390 subsystem management and utilities products economically enhance and maintain the high availability, integrity, and performance of key CICS and IMS OS/390 environments in support for increasing application demands. NEON's tools consistently outperform those from the competition through rapid installation, high performance, and reduced CPU cycles. For more information about NEON Systems and its solutions, visit www.neonsys.com or call 800-505-NEON.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby and the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, among other things, NEON Systems' exercise of the option to acquire Scalable Software and the consummation of any acquisition of Scalable Software and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the negotiation of the terms of a definitive option agreement, the completion of due diligence regarding Scalable Software, and the failure by NEON Systems or Scalable Software to complete any condition to the closing of any acquisition. Please refer to the risk factors described in NEON Systems' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on June 29, 2001, for a detailed description of these risks and others that could cause actual results to differ materially from the forward-looking statements.

     NEON is a registered trademark of NEON Systems, Inc. in the USA and in other select countries. All other trademarks are the property of their respective owners.

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